Exhibit 5.1

3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750

August 30, 2019

Board of Directors
Zynerba Pharmaceuticals, Inc.
80 W. Lancaster Avenue, Suite 300
Devon, PA 19333

Ladies and Gentlemen:

We are acting as counsel to Zynerba Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance from time to time  of up to $75,000,000 of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-233038) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 6, 2019, as declared effective by the Commission on August 13, 2019, a base prospectus dated August 13, 2019 (the “Base Prospectus”), and a prospectus supplement dated August 30, 2019, (together with the Base Prospectus, the “Prospectus”).  The Shares are being sold pursuant to the terms of the Sales Agreement, dated August 30, 2019 (the “Agreement”), by and among the Company, Cantor Fitzgerald & Co., Canaccord Genuity LLC, H.C. Wainwright & Co., LLC and Ladenburg Thalmann & Co. Inc.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by

Philadelphia	Boston	Washington, D.C.	Los Angeles	New York	Pittsburgh

Detroit	Berwyn	Harrisburg	Orange County	Princeton	Silicon Valley	Wilmington

www.pepperlaw.com

Zynerba Pharmaceuticals, Inc.

August 30, 2019

reference into the Registration Statement and Prospectus, and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP